SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

(Exact name of Registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	84-0910696 (I.R.S. Employer Identification No.)

265 Turner Drive
Durango, Colorado 81303
(Address of principal executive offices, including zip code)

2000 NONQUALIFIED STOCK OPTION PLAN FOR NONEMPLOYEE DIRECTORS
OF ROCKY MOUNTAIN CHOCOLATE FACTORY
(Full title of the plan)

Franklin E. Crail
President , Chief Executive Officer, and Chairman
Rocky Mountain Chocolate Factory, Inc.
265 Turner Drive
Durango, Colorado 81303
(970) 259-0554
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Donald Salcito, Esq.
Sean C. Stewart, Esq.
Perkins Coie LLP
1899 Wynkoop St., Suite 700
Denver, Colorado 80202-1043
(303) 291-2300

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to Be	Offering Price Per	Aggregate Offering	Amount of
to Be Registered	Registered(1)	Share(2)	Price(2)	Registration Fee

Common Stock, par value $.03 per share	80,000	$11.32	$905,600	$74.00

(1)	Includes an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the plan as a result of any stock split, stock dividend or similar adjustment of the Registrant’s outstanding common stock after the date of the plan.

(2)	Pursuant to Rules 457(c) and 457(h)(1) under the Securities Act of 1933 and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share under the Plan is estimated to be $11.32 based on the average of the high ($11.32) and low ($11.31) sales prices per share of Rocky Mountain Chocolate Factory, Inc.’s common stock on the NasdaqNM on October 22, 2003.

PART I
INFORMATION REQUIRED SECTION 10(a) PROSPECTUS

Item 1. PLAN INFORMATION*

Item 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*

*	Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8. The document(s) containing the information specified by Part I will be sent or given to employees as specified by Rule 428(b)(1).

I-1

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended February 28, 2003;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2003;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2003;

(d)	The Registrant’s Current Report on Form 8-K filed July 2, 2003;

(e)	The Registrant’s Current Report on Form 8-K filed October 2, 2003; and

(f)	The description of the Common Stock contained in the Registration Statement on Form 8-A of the Registrant heretofore filed by the Company with the Commission, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregister the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4. DESCRIPTION OF SECURITIES

              Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

              None.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article XII of the Company’s Articles of Incorporation, as amended, provides as follows:

The personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director is limited to the full extent provided by Colorado law.

     Pursuant to Section 7-108-402 of the Colorado Business Corporation Act, the Company is prohibited from eliminating or limiting the personal liability of a director to the Company or to its shareholders for monetary damages for any breach of the director’s duty of loyalty to the Company or to its shareholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, distributions made in violation of the Company’s Articles of Incorporation or Colorado law, any transaction from which the director directly or indirectly received an improper personal benefit or any act occurring before this Article of the Company’s Articles of Incorporation became effective (August 9, 1989).

     Article IX of the Company’s Bylaws provides that the Company shall indemnify directors, officers, employees and agents in accordance with Colorado law. The Bylaws also authorize the Company to purchase and maintain insurance on behalf of such persons regardless of whether the Company would have the power to indemnify for the liability insured against.

     Article 109 of the Colorado Business Corporation Act allows a corporation to indemnify its officers, directors, employees and agents against liability incurred because such person is or was an officer, director, employee or agent if such person, (i) conducted himself or herself in good faith; (ii) reasonably believed, (x) in the case of conduct in an official capacity with the corporation, that his or her conduct was in the best interests of the corporation (or employee benefit plan, if applicable), or (y) in all other cases, that his or her conduct was at least not opposed to the corporation’s best interests; and (iii) in the case of any criminal proceeding, such person had no reasonable cause to believe the conduct was unlawful.

     A corporation is prohibited from indemnifying an officer, director, employee or agent if such person was adjudged liable to the corporation or was adjudged liable on the basis that he or she derived an improper personal benefit.

     A corporation is required to indemnify an officer, director, employee or agent if such person was wholly successful, on the merits or otherwise, in defense of any proceeding to which such person was a party, against reasonable expenses incurred by him or her in connection with the proceeding.

     Article 109 also contains provisions relating to the advancement of expenses, petitioning the court for indemnification, authorization of indemnification by disinterested parties and notice to shareholders of indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

Item 8. EXHIBITS

Exhibit
Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of Grant Thornton LLP

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	2000 Nonqualified Stock Option Plan For Nonemployee Directors of Rocky Mountain Chocolate Factory

Item 9. UNDERTAKINGS

A.     The undersigned Registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durango, State of Colorado, on the 23rd day of October, 2003.

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

By: Name: Title:	/s/ Franklin E. Crail Franklin E. Crail President, Chief Executive Officer, and Chairman of the Board

POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes Franklin E. Crail, Bryan J. Merryman, or any of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all post-effective amendments to this Registration Statement.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 23rd day of October, 2003.

Signature	Title

/s/ Franklin E. Crail Franklin E. Crail	President, Chief Executive Officer, and Chairman of the Board

/s/ Bryan J. Merryman Bryan J. Merryman	Chief Operating Officer, Chief Financial Officer, Treasurer (principal financial and accounting officer) and Director

/s/ Gerald A. Kien Gerald A. Kien	Director

/s/ Lee N. Mortenson Lee N. Mortenson	Director

/s/ Fred M. Trainor Fred M. Trainor	Director

/s/ Clyde Wm. Engle Clyde Wm. Engle	Director

INDEX TO EXHIBITS

Exhibit
Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered

23.1	Consent of Grant Thornton LLP

23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	2000 Nonqualified Stock Option Plan For Nonemployee Directors of Rocky Mountain Chocolate Factory